For Immediate Release

Level One Bancorp Announces First Quarterly Preferred Stock Cash Dividend

Farmington Hills, MI – October 21, 2020 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) announced that the Board of Directors of Level One declared a quarterly cash dividend of $47.92 per share on its 7.50% Non-Cumulative Preferred Stock, Series B, represented by depositary shares (Nasdaq: LEVLP) each representing a 1/100th interest in a share of the Series B preferred stock. Holders of depositary shares will receive $0.4792 per depositary share. The dividend is payable on November 15, 2020, to shareholders of record at the close of business on October 31, 2020.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $2.51 billion as of June 30, 2020. The Company operates sixteen banking centers throughout Southeast Michigan and West Michigan. For more information, visit www.levelonebank.com.

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Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186